Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-38372 on Form S-8 of the F.N.B. Corporation of our report dated June 17, 2009, appearing in this Annual Report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan for the year ended December 31, 2008.
/s/ Crowe Horwath LLP
South Bend, Indiana
June 17, 2009